                    OPPENHEIMER MULTI-STATE MUNICIPAL TRUST
                                 (the "Trust")

                                    BY-LAWS

                                AMENDMENT NO. 1

                              as of August 11, 2006

1.       The By-Laws of Oppenheimer Multi-State Municipal Trust, a
Massachusetts business trust, are hereby amended by replacing Article I,
Section 6 thereof with the following:

Section 6. Quorum, Adjournment of Meetings. Except as otherwise required by the Declaration of Trust, 1940 Act or other applicable law, the presence in person or by proxy of one-third of the Shares entitled to vote shall be a quorum for the transaction of business at a
Shareholders' meeting, provided, however, that if any action to be taken by the Shareholders of a Series or Class requires an affirmative vote of a majority, or more than a majority, of the Shares outstanding and entitled to vote, then with respect to voting on that particular issue the presence in person or by proxy of the holders of a majority of the Shares outstanding and entitled to vote at such a meeting shall constitute a quorum for the transaction of business with respect to such issue.

2.       The By-Laws of Oppenheimer Multi-State Municipal Trust, as amended by this Amendment No. 1, hereby remain in full force and effect.

         IN WITNESS WHEREOF, I hereby set my hand as of this 11th day of
August, 2006.

                                             /s/ Phillip Gillespie
                                             Phillip Gillespie,
                                             Assistant Secretary